As filed with the Securities and Exchange Commission on July 9, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IESI-BFC LTD.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Queen’s Plate Road, Suite 300

Toronto, Ontario, Canada

M9W 6V1

(416) 741-5221

(Address, including zip code, of Registrant’s principal executive office)

WASTE SERVICES, INC. 2007 EQUITY AND PERFORMANCE INCENTIVE PLAN

CAPITAL ENVIRONMENTAL RESOURCE INC. 1999 STOCK OPTION PLAN

(Full Title of the Plan)

IESI Corporation

2301 Eagle Parkway, Suite 200

Forth Worth, TX 76177

(817) 632-4000

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

Copies to:
Joris M. Hogan, Esq.
Daniel P. Raglan, Esq.
Torys LLP
237 Park Avenue
New York, New York 10017
(212) 880-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (a)(b)	Share (c)(d)	Price (c)(d)	Registration Fee (c)(d)(e)
Common Shares, without par value	504,650	$20.19	$10,188,884	$727

(a)   The number of common shares being registered hereby shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the plans described herein.

(b)   The number of common shares registered represents the sum of (a) 227,682, which is the maximum number of common shares of IESI-BFC Ltd. issuable pursuant to the Waste Services, Inc. 2007 Equity and Performance Incentive Plan and (b) 276,968, which is the maximum number of common shares of IESI-BFC Ltd. issuable pursuant to the Capital Environmental Resource Inc. 1999 Stock Option Plan.

(c)   Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the common shares of IESI-BFC Ltd. on the New York Stock Exchange on July 7, 2010.

(d)   The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee. The maximum aggregate offering price was computed by multiplying 504,650 shares by the average of the high and low price of the common shares of IESI-BFC Ltd. on the New York Stock Exchange on July 7, 2010, which was $20.19 per share.

(e)   Pursuant to Rule 457(p), the current registration fee of $727 is offset by $727 of the registration fee previously paid with respect to unissued securities that were registered pursuant to IESI-BFC Ltd.’s registration statement on Form F-4 (File No. 333-164402), initially filed on January 19, 2010.

EXPLANATORY NOTE

Effective as of July 2, 2010, pursuant to the Agreement and Plan of Merger, dated November 11, 2009 (the “Merger Agreement”), by and among IESI-BFC Ltd. (“IESI-BFC” or the “Registrant”), IESI-BFC Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of IESI-BFC and Waste Services, Inc. (“WSI”), IESI-BFC acquired all of the issued and outstanding shares of WSI and, as a result of the transaction, WSI became an indirect wholly-owned subsidiary of IESI-BFC.

Pursuant to the terms of the Merger Agreement, immediately prior to the effective time of the merger, each option to purchase shares of WSI common stock that was then-outstanding became fully vested and exercisable.  Upon completion of the merger, each option to purchase shares of WSI common stock outstanding under any of WSI’s stock incentive plans, including the plans listed on the cover page of this Registration Statement on Form S-8 (this “Registration Statement”) were assumed by IESI-BFC and converted into an option (“Converted Option”) to acquire IESI-BFC common shares according to a formula set forth in the Merger Agreement.

This Registration Statement is being filed for the purpose of registering common shares issuable upon the exercise of Converted Options outstanding under the stock option plans listed on the cover page of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 31, 2010, which includes the Registrant’s audited consolidated financial statements for fiscal year ended December 31, 2009;

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2009; and

(c)   The description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A filed on May 28, 2009.

All documents filed by IESI-BFC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common shares being registered pursuant to this Registration Statement has been passed upon by Ivan Cairns, Vice President & General Counsel of the Registrant.  He beneficially owns common shares and options to purchase common shares of the Registrant in an amount that does not exceed 0.05% of the outstanding common shares of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 136 of the Business Corporations Act (Ontario), as amended, provides, in part, as follows:

Indemnification

(1)               A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2)               A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfill the conditions set out in subsection (3).

Limitation

(3)               A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4)               In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1)            A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2)            Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)       was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)      fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3)            A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)       in the individual’s capacity as a director or officer of the corporation; or

(b)      in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5)               A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6)               Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Protection of Directors, Officers and Others

Section 5 of By-Law No. 1 of IESI-BFC provides as follows:

5.1              Indemnification of Directors and Officers.    IESI-BFC shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which IESI-BFC is or was a shareholder or creditor, and the heirs and legal representative of such a person to the extent permitted by the Business Corporations Act (Ontario), as amended.

5.2              Insurance.    IESI-BFC may purchase and maintain insurance for the benefit of any person referred to in the preceding section to the extent permitted by the Business Corporations Act (Ontario), as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling IESI-BFC pursuant to the foregoing provisions, IESI-BFC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

IESI-BFC has agreed to indemnify its directors and officers, to the extent permitted under corporate law, against costs and damages incurred by the directors and officers as a result of lawsuits or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their services. IESI-BFC’s directors and officers are covered by directors’ and officers’ liability insurance. No amount has been recorded in this financial statement with respect to the indemnification agreements.

IESI-BFC entered into indemnification agreements with certain of its directors and officers (each an “Indemnified Party”) effective May 13, 2009, pursuant to which IESI-BFC has agreed to indemnify and save harmless the Indemnified Party (i) from and against all costs, charges and expenses reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding to which the Indemnified Party is made a party or is involved by reason of being or having been a director or officer; and (ii) from and against all liabilities, damages, costs, charges and expenses whatsoever that the Indemnified Party may sustain or incur as a result of serving as a director or officer in respect of any act, matter, deed or thing whatsoever made, done, omitted to be done, committed, permitted or acquiesced in by the Indemnified Party in his or her capacity as a director or officer, whether before or after the effective date of the indemnification agreement. The indemnification provided to the Indemnified Party is only available if the Indemnified Party meets the standards of conduct set out in the applicable indemnification agreement, meaning that the Indemnified Party acted honestly and in good faith with a view to the best interests of IESI-BFC, or to the best interests of the other entity for which the Indemnified Party acted as director or officer or in a similar capacity at IESI-BFC’s request, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful. No amount has been recorded in IESI-BFC’s financial statements with respect to the indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.	Exhibit
5.1	Opinion of Counsel

23.1	Consent of Counsel (included as part of Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included in Part II of this Registration Statement)

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 9, 2010.

IESI-BFC LTD.

By:	/s/ Keith A. Carrigan
	Name:	Keith A. Carrigan
	Title:	Vice Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints any of Keith A. Carrigan, Charles F. Flood, Thomas J. Cowee, or William Chyfetz his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 9, 2010.

Signature	Title

/s/ Keith A. Carrigan
Keith A. Carrigan	Vice-Chairman and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Thomas J. Cowee
Thomas J. Cowee	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Charles F. Flood
Charles F. Flood	Director

/s/ Daniel M. Dickinson
Daniel M. Dickinson	Director

/s/ James J. Forese
James J. Forese	Director

/s/ Daniel R. Milliard
Daniel R. Milliard	Director

/s/ Douglas Knight
Douglas Knight	Director

David Sutherland-Yoest	Director

Michael G. DeGroote	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of IESI-BFC Ltd. in this United States, in the City of Fort Worth, Texas, on July 9, 2010.

IESI CORPORATION

By:	/s/ Keith A. Carrigan
Name: Keith A. Carrigan
Title: Director

INDEX TO EXHIBITS

No.	Exhibit
5.1	Opinion of Counsel

23.1	Consent of Counsel (included as part of Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included in Part II of this Registration Statement)